Exhibit 99.3

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

April 6, 2023

The Independent Joint Committee of the Board of Directors of BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Re: Consent Solicitation Statement / Prospectus of BGC Group, Inc. (“BGC”), which forms part of the Registration Statement on Form S-4 of BGC (the “Registration Statement”).

Dear Members of the Independent Joint Committee:

Reference is made to our opinion letter (“opinion”), dated November 14, 2022. We understand that BGC has determined to include our opinion in the Consent Solicitation Statement/Prospectus (the “Consent Solicitation Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the information and assistance of the Independent Joint Committee of the Company in connection with its evaluation of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement. In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form S-4 under the captions “SUMMARY – Opinion of Houlihan Lokey, Financial Advisor to the Independent Joint Committee,” “SUMMARY – Risk Factors,” “THE CORPORATE CONVERSION – Background of the Corporate Conversion,” “THE CORPORATE CONVERSION – BGC Partners’ Reasons for the Corporate Conversion; Recommendation of the Independent Joint Committee; Approval of the BGC Partners Board,” “THE CORPORATE CONVERSION – Opinion of Houlihan Lokey, Financial Advisor to the Independent Joint Committee,” “THE CORPORATE CONVERSION – Certain Estimated Incremental Financial Impacts of the Corporate Conversion” and to the inclusion of our opinion in the Consent Solicitation Statement/Prospectus included in the Registration Statement, appearing as Annex C to such Consent Solicitation Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

Independent Joint Committee of the Board of Directors of BGC Partners, Inc.

April 6, 2023

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

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